AMENDMENT NO. 6

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of January 1, 2019, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust), a Delaware statutory trust is hereby amended as follows:

WITNESSETH:

WHEREAS, the parties agree to amend the Agreement to change to the fee structure under the Agreement;

NOW, THEREFORE, the parties agree that;

1. Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)

Portfolios	Effective Date of Agreement
Invesco Premier Portfolio***	July 1, 2006
Invesco Premier Tax-Exempt Portfolio***	July 1, 2006
Invesco Premier U.S. Government Money Portfolio***	July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.

In addition to the rate described above, Premier Portfolio, Premier Tax-Exempt Portfolio and Premier U.S. Government Money Portfolio shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.

***

Notwithstanding the foregoing, Administrator, will not charge Premier Portfolio, Premier Tax-Exempt Portfolio or Premier U.S. Government Money Portfolio any fees under this Agreement. However, this commitment may be changed following consultation with the Trustees.”

2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)

AIM TREASURER’S SERIES TRUST
(INVESCO TREASURER’S SERIES TRUST)

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)

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